Rule 10f-3 Transaction Exhibit
Nuveen Michigan Dividend Advantage Municipal Fund
FILE #811-09453
ATTACHMENT 77O


<c>TRADE DATE
<c>DESCRIPTION OF SECURITY
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
6/25/08
Michigan Tobacco Settlement Authority
$206,213,850.75
$100,000.00

Net amount: $97,119.00
Citigroup Global Markets Inc.
DEPFA First Albany Securities LLC
Comerica Securities
Fifth Third Securities, Inc.
Lehman Brothers
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated